Exhibit 99.1

Albertsons® Companies, Inc. Announces Retirement of President and Chief Financial officer Sharon McCollam

BOISE, Idaho – July 23, 2026 – Albertsons® Companies, Inc. (NYSE: ACI) today announced that Sharon McCollam, the company's President and Chief Financial Officer plans to retire later this year. McCollam will remain in her role until a successor is named. Thereafter, McCollam will remain with the company in an advisory capacity until the end of the fiscal year, Feb. 27, 2027, to ensure a seamless transition. We are conducting a comprehensive search process to identify a transformational leader who combines exceptional financial acumen with the strategic vision to drive sustainable growth and long-term value.

Susan Morris, CEO commented, "Sharon has been an exceptional partner in helping position Albertsons Cos. for its next chapter of growth. Since joining the company in 2021, she has played a critical role in shaping our financial, operational and strategic priorities, bringing a unique combination of financial discipline, operational expertise and transformation leadership. Her impact can be seen across our digital capabilities, supply chain, technology investments and the strong financial foundation we have built for the future. On behalf of our Board, leadership team and associates, I want to thank Sharon for her many contributions and wish her the very best in retirement."
Sharon McCollam, President and CFO commented, "As I reflect on the past five years, I am filled with gratitude. It has been a privilege to serve and work alongside such talented teams across the organization. Together, we have strengthened the company, navigated significant change and built an even stronger foundation for the future. I retire with tremendous confidence in Albertsons' future and deep appreciation for our associates, leadership team and everyone who made this journey so meaningful. I want to sincerely thank Susan, who has been an extraordinary leader and an inspiring business partner, my peers, our corporate and frontline associates, and in particular, my direct reports for their exceptional contributions to the Albertsons Cos. story. I would also like to thank our Board and shareholders for their support. It has been an honor to be part of the Albertsons family."
About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of June 20, 2026, the Company operated 2,240 retail stores with 1,708 in-store pharmacies, 408 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 35 states and the District of Columbia under 22 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, ACME, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2025, along with the Albertsons Companies Foundation, the Company contributed $497 million in food and financial support, including $56 million through its Nourishing Neighbors Program, to ensure those living in its communities and those impacted by disasters have enough to eat.

Albertsons, Safeway, Vons, Jewel-Osco, Tom Thumb, Randalls, United Supermarkets, Pavilions, Haggen and Balducci's Food Lovers Market are registered trademarks of Albertsons Companies Inc. or its subsidiaries. ACME, Carrs, Kings Food Markets,Shaw's, and Star Market are trademarks of Albertsons Companies Inc. or its subsidiaries. Albertsons associated logos, product names and services are trademarks of Albertsons Companies, Inc. All other trademarks are the property of their respective owners.
Contacts
Media Relations Contact: media@albertsons.com